Exhibit 99.1

Potlatch Corporation 601 W. Riverside Ave., Suite 1100 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release

Contact:	(Media) Mark J. Benson 509.835.1513	(Investors) Douglas D. Spedden 509.835.1549

POTLATCH ANNOUNCES SALE OF BOARDMAN, OREGON,

POPLAR TREE FARM TO PRIVATE EQUITY FUND

Spokane, Wash.–(BUSINESS WIRE)–March 30, 2007–Potlatch Corporation (NYSE: PCH), a real estate investment trust (REIT), has announced the sale of the company’s 17,000-acre hybrid poplar tree farm in Boardman, Oregon, to a private-equity tree-farm investment fund for $65 million. A definitive purchase agreement was signed today and closing is expected during the second quarter of 2007. Potlatch expects to incur an after tax book loss of approximately $33.5 million on the sale, which will be recorded in the first quarter of this year. Potlatch intends to apply the proceeds from the sale to its recent 76,000-acre Wisconsin forestland acquisition through a tax efficient 1031 like-kind exchange.

This 17,000-acre property is certified under the stringent forest practices guidelines of the Forest Stewardship Council (FSC), along with the remaining 1.5 million acres under Potlatch ownership. Development of the unique Boardman plantation was started in 1992 to supplement Potlatch’s fiber needs, but due to fluctuating chip prices and availability in intervening years, the plantation’s management model was changed to support growth of hardwood sawlogs. Potlatch’s goal has been to find an operator with specific expertise in manufacturing and marketing poplar products.

“After spending the past year evaluating the best path forward, and meeting with a number of interested poplar-focused operators, we are pleased to have reached an agreement with a global leader in the hybrid poplar industry who we believe is better positioned to deliver greater value from the operation,” said Chairman, President and CEO Michael J. Covey. “We are very proud of the advances in technology and silviculture that were developed by our employees at Boardman, and are pleased that the new owner is committed to continuing and enhancing these developments.”

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About Potlatch:

Potlatch is a REIT with approximately 1.5 million acres of forestland in Arkansas, Idaho, Minnesota, Wisconsin and Oregon. Through its taxable REIT subsidiary, the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company also conducts a land sales and development business through its taxable REIT subsidiary. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including statements regarding use of proceeds from the sale of the poplar tree farm. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

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